MASTER INVESTMENT TRUST, SERIES I
                              FORM N-SAR
                   Fiscal Period Ended August 31, 1998

                              EXHIBIT INDEX:

EXHIBIT A: Attachment to Sub-Item 77C:
  Submission of matters to a vote of security holders.

EXHIBIT B: Attachment to Sub-Item 77D:
  Policies with respect to security investments.

EXHIBIT C: Attachment toSub-Item 77Q1(a):
  Copies of material amendments to the registrant's charter and by-laws.

EXHIBIT D: Attachment toSub-Item 77Q1 (e):
  Copies of any new or amended Registrant investment advisory contracts.

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EXHIBIT A:

SUB-ITEM 77C:  Submission of matters to a vote of security holders.

(a) On June 26, 1998, the Pacific Horizon Intermediate Bond Fund and World Horizon U.S. Bond Fund, representing all the interestholders of the Investment Grade Bond Portfolio of Master Investment Trust, Series I (the "Trust") and on July 20, 1998, the Pacific Horizon Blue Chip Fund and World Horizon U.S. Equity Fund, representing all the interestholders of the Blue Chip Portfolio of the Trust, unanimously approved the following proposals to interestholders by means of a unanimous consent of interestholders:

All Portfolios:

    (1) to approve or disapprove a new investment advisory agreement between the Trust and Bank of America National Trust and Savings Association;

    (2) to approve or disapprove changes to the following fundamental investment limitations of the Investment Grade Bond and Blue Chip Portfolios:

  (a) limitation on underwriting of securities;
  (b) limitation on real estate transactions;
  (c) limitation on commodity transactions;
  (d) limitation on industry concentration;
  (e) limitation on lending;
  (f) limitation on borrowing and issuance of senior securities; and
  (g) limitation on issuer concentration.


BLUE CHIP PORTFOLIO ONLY

    (3) to approve or disapprove certain changes to the following fundamental investment policies and limitations of the Blue Chip Portfolio, including a change to make all of such policies and limitations non-fundamental:

  (a) the limitation on short sales and purchasing securities on margin;
  (b) the limitation on purchasing securities of other investment companies;
  (c) the limitation on put, call, straddle and spread transactions;
  (d) the limitation on illiquid securities; and
  (e) the limitation on transactions in certain securities by Board members; and

    (4) to approve or disapprove a change in the fundamental investment objective to a non-fundamental investment objective of the Blue Chip Portfolio.


INVESTMENT GRADE BOND PORTFOLIO ONLY

    (5) to approve or disapprove certain changes to the following fundamental investment policies and limitations of the Investment Grade Bond Portfolio, including a change to make all of such policies and limitations non-fundamental:

  (a) the limitation on short sales and purchasing securities on margin;
  (b) the limitation on purchasing securities of other investment companies;
  (c) the limitation on put, call, straddle and spread transactions;
  (d) the limitation on illiquid securities; and
  (e) the limitation on transactions in certain securities by Board members; and

      (6) to approve or disapprove a change in the fundamental investment objective to a non-fundamental investment objective of the Investment Grade Bond Portfolio.


EXHIBIT B:

SUB-ITEM 77D: Policies with respect to security investments.


BLUE CHIP PORTFOLIO

At the March 18, 1998 meeting of the Board of Trustees, the Trustees approved a non-fundamental investment policy change for the Blue Chip Portfolio to require it to invest at least 85% of its total assets in stocks included in either the Dow Jones Industrial Average or the Standard & Poor's 500 Index.

At the March 18, 1998 meeting of the Board of Trustees, the Trustees approved a non-fundamental investment policy change for the Blue Chip master portfolio to require it to invest under normal market conditions at least 65% of its total assets in blue chip stocks.


EXHIBIT C:

SUB-ITEM 77Q1(a):
Copies of any material amendments to the registrant's charter and by-laws.

The Amended and Restated Declaration of Trust and Amended and Restated By-laws dated April 29, 1998, are incorporated herein by reference to PEA #7 filed July 1, 1998.


EXHIBIT D:

SUB-ITEM 77Q1(e):

Copies of any new or amended Registrant investment advisory contracts.

Reference attached Investment Advisory Agreement dated June 26, 1998 with respect to Master Investment Trust, Series I's Investment Grade Bond, Blue Chip, Utilities, Growth and Income, Asset Allocation, Corporate Bond, International Equity, and Short-Term Government Funds and International Bond Portfolios.


                       MASTER INVESTMENT TRUST, SERIES I

                         INVESTMENT ADVISORY AGREEMENT


THIS AGREEMENT is made as of June 26, 1998 between MASTER INVESTMENT TRUST, SERIES I, a Delaware business trust (herein called the "Trust"), and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION (the "Adviser").

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended ("1940 Act"); and

WHEREAS, the Trust desires to retain the Adviser to furnish investment advisory services to the investment portfolios of the Trust listed on Schedule A and any other investment portfolios which may be organized in the future and listed on Schedule A (the "Portfolios");

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. Appointment.

(a) The Trust hereby appoints the Adviser to act as investment adviser to each Portfolio for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided. The Adviser may, in its discretion, provide such services through its own employees or the employees of one or more affiliated companies that are qualified to act as investment adviser to the Trust under applicable law and are under the common control of BankAmerica Corporation provided (i) that all persons, when providing services hereunder, are functioning as part of an organized group of persons, and (ii) that such organized group of persons is managed at all times by authorized officers of the Adviser.

(b) In the event that the Trust establishes one or more investment portfolios other than the Portfolios with respect to which it desires to retain the Adviser to act as investment adviser hereunder, it shall notify the Adviser in writing. If the Adviser is willing to render such services under this Agreement it shall so notify the Trust in writing whereupon such investment portfolio shall become a "Portfolio" hereunder and shall be subject to the provisions of this Agreement to the same extent as the Portfolios except to the extent that said provisions (including those relating to the compensation payable by the Portfolios to the Adviser) are modified with respect to such Portfolio in writing by the Trust and the Adviser at the time. The Portfolios and any additional investment portfolios established hereunder in accordance with this paragraph are sometimes collectively referred to herein as the "Portfolios" and individually as a "Portfolio."

2. Services. Subject to the supervision of the Trust's Board of Trustees (the "Board"), the Adviser, in consultation with any Sub-Adviser appointed pursuant to Section 3 hereof with respect to a particular Portfolio, will provide a continuous investment program for each of the Portfolios, including investment research and management with respect to all securities and investments and cash equivalents in the Portfolios. The Adviser will determine from time to time what securities and other investments will be purchased, retained or sold by the Trust with respect to each Portfolio. The Adviser will provide the services under this Agreement in accordance with each Portfolio's investment objective, policies and restrictions as stated in the Trust's registration statement, as from time to time amended, and resolutions of the Board. The Adviser further agrees that it:

(a) Will conform with all applicable rules and regulations of the Securities and Exchange Commission and will in addition conduct its activities under this Agreement in accordance with other applicable law, including but not limited to banking law.

(b) Will review, monitor and report to the Board of Trustees regarding the performance and investment procedures of any Sub-Adviser (as defined in Section 3 of this Agreement).

(c) Will assist and consult with any Sub-Adviser appointed with respect to a particular Portfolio in connection with that Portfolio's continuous investment program (as defined in Section 3 of this Agreement).

(d) Will place all orders for the purchase and sale of portfolio securities for the account of each Portfolio with brokers or dealers selected by the Adviser. In executing portfolio transactions and selecting brokers or dealers, the Adviser will use its best efforts to seek on behalf of the Trust and each Portfolio the best overall terms available. In assessing the best overall terms available for any transaction the Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to any Portfolio and/or other accounts over which the Adviser or any affiliate of the Adviser exercises investment discretion. The Adviser is authorized, subject to the prior approval of the Board, to negotiate and pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for any Portfolio which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of that particular transaction or in terms of the overall responsibilities of the Adviser to the particular Portfolio and to the Trust. No prior approval by the Board, however, shall be required so long as the broker or dealer selected by the Adviser obtains best execution on a particular transaction. In no instance will potfolio securities be purchased from or sold to the Adviser, any Sub-Adviser or any administrator of the Trust, or an affiliated person of any of them acting as principal or as broker, except as permitted by law. In executing portfolio transactions for any Portfolio, the Adviser may, but shall not be obligated to, to the extent permitted by applicable laws and regulations, aggregate the securities to be sold or purchased with those of other Portfolios and its other clients where such aggregation is not inconsistent with the policies set forth in the Trust's registration statement. In such event, the Adviser will allocate the securities so purchased or sold, and the expenses incurred in the transaction, pursuant to any applicable law or regulation and in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Portfolios and such other clients.

In performing the investment advisory services hereunder, the Adviser is authorized to purchase, sell or otherwise deal with securities or other instruments for which (a) the Adviser, (b) any affiliate of the Adviser, (c) an entity in which the Adviser or an affiliate of the Adviser has a direct or indirect interest, or (d) another member of a syndicate or other intermediary (where an entity referred to in (a), (b) or (c) above was a member of the syndicate), has acted, now acts or in the future will act as an underwriter, syndicate member, market-maker, dealer, broker or in any other similar capacity, whether the purchase, sale or other dealing occurs during the life of the syndicate or after the close of the syndicate, provided such purchase, sale or dealing is permitted under the 1940 Act and the rules thereunder. Insofar as permitted by law any rules of or under applicable law prohibiting or restricting in any way an agent or fiduciary from dealing with itself or from dealing with respect to any matter in which it may or does have a personal interest shall not apply to the Adviser, to the extent its actions are authorized under this paragraph.

(e) Will maintain all books and records with respect to the securities transactions for the Portfolios, keep books of account with respect to such Portfolios and furnish the Board such periodic special reports as the Board may request.

(f)Will maintain a policy and practice of conducting its investment advisory operations independently of its commercial banking operations. When the Adviser makes investment recommendations for a Portfolio, its investment advisory personnel will not inquire or take into consideration whether the issuer of securities proposed for purchase or sale for the Portfolio's account are customers of its commercial department. In dealing with commercial customers, the Adviser's commercial department will not inquire or take into consideration whether securities of those customers are held by the Portfolios.

(g) Will treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior or present Trust shareholders or those persons or entities who respond to inquiries concerning investment in the Trust, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder or under any other agreement with the Trust except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust. Nothing contained herein, however, shall prohibit the Adviser from advertising to or soliciting the public generally with respect to other products or services, including, but not limited to, any advertising or marketing via radio, television, newspapers, magazines or direct mail solicitation, regardless of whether such advertisement or solicitation may coincidentally include prior or present Trust shareholders or those persons or entities who have responded to inquiries regarding the Trust.

3. Sub-Adviser. It is understood that the Adviser may from time to time employ or associate with itself such person or persons as the Adviser believes to be fitted to assist it in the performance of this Agreement
(each a "Sub-Adviser"); provided, however, that the compensation of such person or persons shall be paid by the Adviser and that the Adviser shall be as fully responsible to the Trust for the acts and omissions of any such person as it is for its own acts and omissions; and provided further, that the retention of any Sub-Adviser shall be approved as may be required by the 1940 Act. Notwithstanding any such employment or association with respect to the International Equity Portfolio, the Adviser shall itself (a) establish and monitor general investment criteria and policies for such Portfolio involved,
(b) review and analyze on a periodic basis such Portfolio's portfolio holdings and transactions in order to determine their appropriateness in light of the Portfolio's shareholder base, and (c) review and analyze on a periodic basis the policies established by any Sub-Adviser for such Portfolio with respect to the placement of orders for the purchase and sale of portfolio securities. In the event that any Sub-Adviser appointed hereunder is terminated, the Adviser may provide investment advisory services pursuant to this Agreement to the Portfolios without further shareholder approval.

4. Services Not Exclusive. The Adviser will for all purposes herein be deemed to be an independent contractor and will, unless otherwise expressly provided herein or authorized by the Board from time to time, have no authority to act for or represent the Trust in any way or otherwise be deemed its agent. The investment management services furnished by the Adviser hereunder are not deemed exclusive, and the Adviser will be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

5. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust's request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31-1 under the 1940 Act.

6. Expenses. During the term of this Agreement, the Adviser will pay all expenses incurred by it in connection with its activities under the Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Trust.

7. Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Trust will pay the Adviser and the Adviser will accept as full compensation therefor a fee, computed daily and paid monthly (in arrears) for the Portfolios at the annual rates set forth on Schedule B. Such fee as is attributable to a Portfolio will be a separate charge to each such Portfolio and will be the several (and not joint or joint and several) obligation of each such Portfolio.

8. Limitation of Liability. Subject to the provisions of Section 3 hereof concerning the Adviser's responsibility for the acts and omissions of persons employed by or associated with the Adviser, the Adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or negligence on the part of the Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

9. Duration and Termination. This Agreement will become effective with respect to each Portfolio as of the date first above written, provided that the shareholders of each such Portfolio have previously approved the Agreement in accordance with the requirements of the 1940 Act. This Agreement will become effective with respect to any additional Portfolio on the date of receipt by the Trust of notice from the Adviser in accordance with Section 1(b) hereof that the Adviser is willing to serve as investment adviser with respect to such Portfolio, provided that this Agreement (as supplemented by the terms specified in any notice and agreement pursuant to Section 1(b) hereof) shall have been approved by the shareholders of such Portfolio in accordance with the requirements of the 1940 Act.

Unless sooner terminated as provided herein, this Agreement will continue in effect until October 31, 1999. Thereafter, if not terminated, this Agreement shall continue in effect as to a particular Portfolio for successive annual periods, provided such continuance is specifically approved at least annually
(a) by the vote of a majority of those members of the Board who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board or by vote of a majority of the outstanding voting securities of such Portfolio. Notwithstanding the foregoing, this Agreement may be terminated as to any Portfolio at any time, without the payment of any penalty, by the Trust (by vote of the Board or by vote of a majority of the outstanding voting securities of such Portfolio), or by the Adviser, on sixty days' written notice. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested persons" and "assignment" shall have the same meaning as the meaning of such terms in the 1940 Act.)

10. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No amendment of this Agreement will be effective as to a particular Portfolio until approved by vote of a majority of the outstanding voting securities of such Portfolio.

11.Notices. Notices of any kind to be given to the Adviser hereunder by the Trust will be in writing and will be duly given if mailed or delivered to the Adviser at 555 California Street, San Francisco, California 94104, or at such other address or to such individuals as will be so specified by the Adviser to the Trust. Notices of any kind to be given to the Trust hereunder by the Adviser will be in writing and will be duly given if mailed or delivered to the Trust at PFPC International, Ltd., 80 Harcourt Street, Dublin 2, Ireland (with a copy to Thomas M. Collins, McDermott & Trayner, 225 South Lake Avenue, Suite 410, Pasadena, California 91101-3010), or at such other address or to such individual as will be so specified by the Trust to the Adviser.

12. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and will be governed by the internal laws, and not the law of conflicts, of the State of Delaware; provided that nothing herein will be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940, as amended, or any rule or regulation of the Securities and Exchange Commission thereunder. This Agreement may be executed in two or more parts which together shall constitute a single Agreement.

13. Names. The names "Master Investment Trust, Series I" and "Trustees of Master Investment Trust, Series I" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated October 23, 1992, as amended and restated on February 10, 1993, as amended on August 15, 1993 and October 22, 1993 and as amended and restated on April 29, 1998, which is hereby referred to and a copy of which is on file at the principal office of the Trust. The Trustees, officers, employees and agents of the Trust shall not personally be bound by or liable under any written obligation, contract, instrument, certificate or other interest or undertaking of the Trust made by the Trustees or by an officer, employee or agent of the Trust, in his or her capacity as such, nor shall resort be had to their private property for the satisfaction of any obligation or claim thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                       MASTER INVESTMENT TRUST, SERIES I


                                       By: _____________________
                                       Name:
                                       Title: President


                                       BANK OF AMERICA NATIONAL
                                       TRUST & SAVINGS ASSOCIATION



                                       By: ______________________
                                       Name:
                                       Title:


SCHEDULE A

Portfolios:

Investment Grade Bond
Blue Chip
Utilities
Growth and Income
International Bond Portfolios
Asset Allocation
Corporate Bond
International Equity
Short-Term Government


Dated as of July 20, 1998



SCHEDULE B

                                    Fee as a Percentage
Portfolio                             Of Net Assets

Investment Grade Bond                      .30%
Blue Chip                                  .50%
Utilities                                  .50%
Growth and Income                          .55%
International Bond                         .55%
Asset Allocation                           .55%
Corporate Bond                             .45%
International Equity                       .75%
Short-Term Government                      .25%

Dated as of July 20, 1998